GUARANTEE

THIS GUARANTEE, dated as of _______ __, 2007 (as amended, or supplemented from time to time, this “Guarantee”), made by CMA CGM S.A., a French corporation (the “Guarantor”), in favor of Global Ship Lease, Inc., a Republic of Marshall Islands Corporation (“GSL”) and its vessel owning subsidiaries listed on Schedule I hereto (each, an “Owner” and collectively the “Owners”) is to take effect as a deed.

WITNESSETH:

WHEREAS, each Owner is entering into individual ship management agreements with, CMA Ship Management, (the “Manager”) on the date listed on Schedule I (as amended from time to time, each a “Management Agreement” and collectively the “Management Agreements”) pursuant to which the applicable Manager will agree to manage the vessels owned by an Owner, as specified on Schedule I;

WHEREAS, the Manager is a wholly owned subsidiary of the Guarantor; and

WHEREAS, in order to induce each Owner to enter into its Management Agreement with the applicable Manager, Guarantor agrees to execute this Guarantee to guarantee the Manager’s payment and performance obligations and compliance under the Management Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Guarantee. The Guarantor, as primary obligor and not merely as surety, irrevocably, unconditionally and absolutely hereby guarantees to each Owner the due and punctual payment of all obligations and liabilities owing by Manager to such Owner under its Management Agreement and the due performance and compliance by Manager with all other terms, conditions and agreements contained therein (all such obligations and liabilities being herein collectively called the “Maximum Amount Guaranteed Obligations”). In case of failure of Manager to punctually pay any of the amounts or to perform and comply with any other terms, conditions and agreements required to satisfy the Maximum Amount Guaranteed Obligations, the Guarantor shall cause such amounts to be punctually paid and all terms, conditions and agreements to be performed and complied on demand, by notice in writing from an Owner, as if such payment were made, and such terms, conditions and agreements were performed or complied with, as applicable, by Manager. For the avoidance of doubt, if any extension of time is agreed to in writing between an Owner and Manager with respect to any payments due under a Management Agreement, the Guarantor shall have the benefit of such extension. The Guarantor also shall pay any and all expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the applicable Owner and/or GSL in enforcing its or their rights under this Guarantee, provided that the Owner and/or GSL is successful in enforcing its or their rights hereunder.

Section 2. Unconditional Obligations. The obligation of the Guarantor to guarantee the Maximum Amount Guaranteed Obligations set forth in Section 1 above shall be absolute and unconditional irrespective of (i) any lack of enforceability against a Manager of the applicable Management Agreement or this Guarantee, (ii) any change of the time, manner or place of payment or any other term, condition or agreement of the Maximum Amount Guaranteed Obligations, (iii) the failure, omission, delay or lack on the part of an Owner or GSL to assert any claim or demand or to enforce any right or remedy against Guarantor or Manager, (iv) any invalidity, illegality or unenforceability in whole or in part of any Management Agreement and (v) any law, regulation or order of any jurisdiction affecting any term of the Maximum Amount Guaranteed Obligations, a Management Agreement or an Owner’s or GSL’s rights with respect thereto. The Guarantor hereby waives promptness, diligence, protest, demand of payment and notices with respect to the Maximum Amount Guaranteed Obligations. Notwithstanding anything in this Guarantee to the contrary, the Guarantor shall be entitled to the benefit of any right to or claim of any defense, setoff, counterclaim, recoupment or termination to which Manager is entitled.

Section 3. Nature of Maximum Amount Guaranteed Obligations.

(a) The Guarantor hereby agrees that this Guarantee is a guarantee of payment, performance and compliance and not of collection only.

(b) Any and all payments by the Guarantor under the Maximum Amount Guaranteed Obligations shall be made free and clear of, and without deduction or withholding for or on account of any and all taxes, monetary transfer fees or other amounts except to the extent such deduction or withholding of any tax is required by applicable law. If the Guarantor shall be required by applicable law to deduct or withhold any tax or other amount from or in respect of any sum payable hereunder to or for the benefit of an Owner or GSL, to the extent the amount to be received from the Guarantor after such withholding is less than the amount that would have been received from Manager, the Guarantor shall pay to the Owner or GSL such additional amount as shall be necessary to enable the Owner or GSL to receive, after such withholding (including any withholding with respect to such additional amount), the amount it would have received if such withholding had not been required.

(c) This Guarantee is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable but unpaid under this Guarantee. Any payment made by the Guarantor under this Guarantee shall reduce the Maximum Amount Guaranteed Obligations by a corresponding amount.

Section 4. Insolvency. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, in whole or in part of any of the Maximum Amount Guaranteed Obligations is rescinded or must otherwise be restored or returned by an Owner upon the bankruptcy, insolvency, reorganization, arrangements, adjustment, composition, dissolution, liquidation, or the like, of a Manager or of the Guarantor, or as a result of the appointment of a custodian, receiver, trustee, or other officer with similar powers with respect to a Manager or the Guarantor or any substantial part of either person’s respective property, or otherwise, all as though such payment had not been made notwithstanding any termination of this Guarantee or the applicable Management Agreement.

Section 5. Representations and Warranties of Guarantor. The Guarantor hereby represents and warrants to each Owner and GSL that this Guarantee has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Section 6. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Guarantee may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, but only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 7. Governing Law. This Guarantee shall be construed, performed and enforced in accordance with the laws of England and any dispute or claim arising out of or in connection with its subject matter shall be settled in the same manner as is set forth in the applicable Management Agreement.

Section 8. Notices. All notices, requests, demands and other communications under this Guarantee must be delivered in the same manner as set forth in the applicable Management Agreement.

Section 9. Assignment; Binding Effect. This Guarantee shall be binding upon the Guarantor and its successors, permitted assigns and legal representatives and shall inure to the benefit of each Owner and GSL and their successors, permitted assigns and legal representatives. This Guarantee and any rights of either party hereunder, may not be assigned, directly or indirectly, without the prior written consent of the other party (which consent may not be unreasonably withheld), provided that (a) GSL or an Owner may assign its rights hereunder as security to its lenders with prior written notice to the Guarantor (provided, further, however, that no such notice shall be required for an assignment under the credit facility to be entered into by GSL and the owners in connection with its initial public offering) and (b) GSL or an Owner may assign or transfer its rights hereunder to a wholly owned subsidiary of GSL without the consent of the other party. Any assignment in violation of this Section 9 shall be treated as void and having no force and effect, it being understood for the avoidance of doubt that in the event that a party shall: (i) merge or consolidate with or into another entity or enter into a business combination or other similar transaction with another entity and (ii) not continue as the surviving entity, then such transaction shall constitute an assignment requiring the prior written consent of the other party.

Section 10. Termination. This Guarantee shall terminate with no further force or effect upon the later of: (i) the complete satisfaction and fulfillment of the Maximum Amount Guaranteed Obligations or (ii) three (3) months after the termination of any Management Agreement, but only with respect to that specific Management Agreement.

Section 11. No Third-Party Beneficiaries. Nothing in this Guarantee will confer any rights or benefits upon any person or entity other than the Owners and GSL and a successor or permitted assignee of any Owner or GSL.

Section 12. Negotiated Agreement. This Guarantee has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Guarantee or be used in any respect or forum in the construction or interpretation of this Guarantee or any of its provisions.

Section 13. Severability. If any provision of this Guarantee is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Guarantee, including any other provision, paragraph or subparagraph and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

Section 14. Counterparts. This Guarantee may be executed by the parties hereto in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Remainder of page left intentionally blank. Signature page follows.

IN WITNESS WHEREOF, this document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed and delivered as a deed by CMA CGM, S.A., as the Guarantor
By:
Authorised Signatory Name: Title:

By:
Authorised Signatory Name: Title:

Executed and delivered as a deed by GLOBAL SHIP LEASE, INC.

By:
Authorised Signatory Name: Title:

By:
Authorised Signatory Name: Title:

SCHEDULE I

Vessel	Owner	Manager	Date of Management Agreement
Ville d’Orion	Global Ship Lease 1 Limited	CMA Ship Management	_______________, 2007
Ville d’Aquarius	Global Ship Lease 2 Limited	CMA Ship Management	_______________, 2007
CMA CGM Matisse	Global Ship Lease 3 Limited	CMA Ship Management	_______________, 2007
CMA CGM Utrillo	Global Ship Lease 4 Limited	CMA Ship Management	_______________, 2007
MOL Rainbow	Global Ship Lease 5 Limited	CMA Ship Management	_______________, 2007
Julie Delmas	Global Ship Lease 6 Limited	CMA Ship Management	_______________, 2007
Kumasi	Global Ship Lease 7 Limited	CMA Ship Management	_______________, 2007
Marie Delmas	Global Ship Lease 8 Limited	CMA Ship Management	_______________, 2007
CMA CGM La Tour	Global Ship Lease 9 Limited	CMA Ship Management	_______________, 2007
CMA CGM Manet	Global Ship Lease 10 Limited	CMA Ship Management	_______________, 2007
CMA CGM Alcazar	GSL Alcazar Inc.	CMA Ship Management	_______________, 2007
CMA CGM Château d’If	GSL Chateau d’If Inc.	CMA Ship Management	_______________, 2007
10,960 TEU newbuilding, with vessel/hull No. 4126	Global Ship Lease 13 Limited	CMA Ship Management	_______________, 2007
CMA CGM Jamaica	Global Ship Lease 14 Limited	CMA Ship Management	_______________, 2007
CMA CGM Sambhar	Global Ship Lease 15 Limited	CMA Ship Management	_______________, 2007
CMA CGM America	Global Ship Lease 16 Limited	CMA Ship Management	_______________, 2007
CMA CGM Berlioz	Global Ship Lease 17 Limited	CMA Ship Management	_______________, 2007